   EX-99.1
News
Release

Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE

February 22, 2006

CONTACTS:  Mike Roeder, Director - Corporate Communications, 812-491-4143, mroeder@vectren.com
Steve Schein, Vice President - Investor Relations, 812-491-4209, sschein@vectren.com

Vectren elects new director

Evansville, Ind. - Vectren Corporation (NYSE:VVC) announced today the election of Indianapolis, Ind. businessman Michael L. Smith to its Board of Directors. Smith most recently served as the CFO of Anthem, Inc., and is the former chairman, president and CEO of Mayflower Group, Inc.

“Mike Smith is one of the brightest, most successful business minds in the state of Indiana,” said Vectren Chairman, President and CEO Niel C. Ellerbrook. “Mike’s financial expertise combined with his broad array of business experience makes him a valued addition to our board.”

Smith served as executive vice president and chief financial officer (CFO) of Anthem, Inc. and its subsidiaries, Anthem Blue Cross and Blue Shield. He assumed this position in April 1999, after serving as senior vice president of Anthem, Inc. and CFO of Anthem Blue Cross and Blue Shield’s operations in both the Midwest and Connecticut. He was responsible for accounting, reporting and overall financial, tax and investment management of Anthem. Mike retired on January 31, 2005, following the recent merger of Anthem and WellPoint Health Networks, Inc.

He serves on the board of directors of First Indiana Corporation, InterMune, Inc., Calumet Specialty Products Partners, L.P., Kite Realty Group Trust, Emergency Medical Services Corporation, and several private companies. The DePauw University graduate is involved in various community activities including the boards of the Central Indiana Community Foundation, the Indiana Humanities Council, Indianapolis Museum of Art, and DePauw University.

Smith and his wife Sue live in Carmel, Ind.

Vectren Corporation is an energy and applied technology holding company headquartered in Evansville, Indiana. Vectren's energy delivery subsidiaries provide gas and/or electricity to over one million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren's non-regulated subsidiaries and affiliates currently offer energy-related products and services to customers throughout the Midwest and Southeast. These include gas marketing and related services; coal production and sales; and utility infrastructure services. To learn more about Vectren, visit www.vectren.com.